EXHIBIT No. 2

                      SERIES A: REDEEMABLE PREFERRED STOCK

                      CERTIFICATE SETTING FORTH RESOLUTIONS

                     BY THE BOARD OF DIRECTORS FOR CBQ, INC.
                   (Pursuant to the Colorado Corporation Code)

We, the undersigned, as the President and Secretary of CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc., the Articles of Incorporation of which are on file in the office of the Secretary of State for the State of Colorado DO EACH HEREBY CERTIFY AND VERIFY: that the Board of Directors of CBQ, Inc., in accordance with said articles and pursuant to the laws of the State of Colorado, duly adopted on November 19, 1998, the preambles and resolutions attached hereto.


IN WITNESS WHEREOF:  We have set our hands this 19th day of November, 1998.


CBQ, INC.


By: /s/ James E. Malone
   ------------------------------
   James E. Malone, President



Attest: /s/ William J. Flannery, III
       -----------------------------------
       William J. Flannery, III, Secretary



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                  UNANIMOUS CONSENT IN LIEU OF SPECIAL MEETING

                               BOARD OF DIRECTORS
                                       FOR
                                    CBQ, INC.
                               (November 19, 1998)

Pursuant to the provisions of the Colorado Corporation Code, which provide that action required or permitted by said code to be taken at a meeting of the board of directors of a corporation may be taken without a meeting with the same force and effect as a unanimous vote of said board if the action is (I) evidenced by one or more written consents describing the action taken, (ii) signed by each director and (iii) delivered to the secretary of the corporation for filing with the corporate records, the undersigned, being the sole member of the board of directors of CBQ, Inc., a Colorado corporation formerly known as Freedom Funding, Inc. (the Board of Directors and the Company, respectively), does hereby waive any and all notice which may be required to be given with respect to a meeting of the Board of Directors and does hereby take, ratify, confirm and approve the following action this 19th day of November, 1998.

WHEREAS, the Company has been presented with an opportunity to acquire as a subsidiary CyberQuest, Inc., a Colorado corporation (CyberQuest); WHEREAS, the Company has been presented with a proposed Plan and Agreement of Purchase (CyberQuest Purchase Agreement) by and between the Company, CyberQuest and the shareholders (Shareholders) of CyberQuest; WHEREAS, the CyberQuest Purchase Agreement requires the delivery to the Shareholders of 18,000,000 shares of the common stock of the Company and 70,000 shares of a series of preferred stock in order to consummate said agreement; WHEREAS, the execution and delivery of, and performance under, the CyberQuest Purchase Agreement and the delivery of the common and preferred shares thereunder is in the best interests of the Company; WHEREAS, the Articles of Incorporation governing the Company (Articles of Incorporation) permit the issuance of preferred shares in series with such designations, preferences and relative participating option or other rights and qualifications, limitations and restrictions as may be fixed by the Board of Directors, including, without limitation, the rate of dividends and redemption and conversion prices, all of which are to be determined after giving consideration to the financial and general condition of the Company and to the condition of the securities' markets, if any, existing at the time of issuance; and WHEREAS, the Board of Directors deems it advisable to establish and issue a new series of preferred stock at this time to accomplish the consummation of the CyberQuest Purchase Agreement and have carefully investigated the financial and general condition of the Company and the relation of the condition of the Company to the condition of the securities markets, and have determined that it is in the best interests of the Company to establish a new series of preferred stock to be denominated Series A: Redeemable Preferred Stock with the attributes set forth in this resolution and to forthwith deliver a certificate evidencing the same to the Shareholders:

NOW, THEREFORE, BE IT RESOLVED that the Board of Directors authorizes Corporate Stock Transfer to issue 18,000,000 restricted common shares of the Company to the Shareholders in partial consummation of the CyberQuest Purchase Agreement; RESOLVED that Mr. Mark S. Pierce shall instruct Corporate Stock Transfer in the number and name of the Shareholders to whom the aforesaid shares shall be issued; RESOLVED that the Board of Directors hereby authorizes the Company to issue for the purpose of consummating the CyberQuest Purchase Agreement Seventy Thousand (70,000) shares of its Series A: Redeemable Preferred Stock at a price of $10 per share, which series shall have the following features: (a) Dividend - The series shall be paid no dividend. (b) Conversion - The series shall not be convertible into any other securities of the Company. (C) Redemption - The Company shall have an elective and cumulative redemption right as follows: (1) from and after November 19, 1998, and up to and including November 18, 1999, the Company may redeem, at any time and from time to time, all or any portion of up to 7,000 preferred shares at a price of $10 per share; (2) from and after November 19, 1999, and up to and including November 18, 2000, the Company may redeem, at any time and from time to time, all or any portion of (y) the preferred shares not redeemed under (1) and (z) up to an additional 14,000 preferred shares at a price of $11.00 per share; (3) from and after November 19, 2000, and up to and including November 18, 2001, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1) and (2) and (z) up to an additional 21,000 preferred shares at a price of $12.00 per share; and (4) from and after November 19, 2001, and up to and including November 18, 2002, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1), (2) and (3) and (z) up to an additional 28,000 preferred shares at a price of $13.00 per share however, in the event that the Company offers and sells its securities to the public through an offering registered with the Securities and Exchange Commission, the Company shall forthwith redeem the outstanding Preferred Stock not previously redeemed at a price per share of $10.00 per share until November 18, 1999, $11.00 per share until November 18, 2000, $12.00 per share until November 18, 2001 and $13.00 per share until and after November 18, 2002. (d) Liquidation Preference - the holders of the series shall not be entitled to a liquidation preference over any existing or subsequently established class or series of outstanding stock of the Company.
(e) Sinking Fund - the holders of this series shall not be entitled to the establishment of any sinking fund for the purpose or retiring the shares of the series or for any other purpose. (f) Voting Rights - The series shall have no voting rights other than those provided under Colorado law. (g) Additional Provisions - In the event that the Company shall offer and sell on a private, non-registered basis at any time during which any shares of Preferred Stock remain outstanding any share of common stock of the Company at a price of less than $5.00 per share, the Company shall forthwith grant to the holder(s) of any then outstanding shares of Preferred Stock a warrant allowing said holder(s) to acquire from the Company one (1) share of common stock for each ten shares of common stock issued and sold. The warrant shall be exercisable for a period of one (1) year after grant at the price for which the shares of common stock causing the imposition of this provision were issued and sold.

RESOLVED FURTHER that the following individuals are appointed to serve as directors of the Company: Michael Sheriff, James E. Malone and R.J. Pipes; that Mr. Sheriff shall serve as Chairman; and that the resignation of Mr. Mark S. Pierce as a director of the Company is hereby accepted immediately as evidenced by his signature below.

RESOLVED FURTHER that the following individuals are appointed to serve as officers of the Company: Michael Sheriff - Chief Executive Officer, James E. Malone - President and Treasurer and William J. Flannery, III Secretary; and that the resignation of Mr. Mark S. Pierce from all positions as an officer of the Company is hereby accepted immediately as evidenced by his signature below.

RESOLVED FURTHER that the President and Secretary are hereby authorized and directed to cause to be filed under corporate seal such certificates as shall be requisite to the end that the stock shall be issued and delivered to the Shareholders as aforesaid; and

RESOLVED FINALLY that the President be, and he hereby is, authorized to (I) effectuate, to the extent necessary and appropriate, those actions taken hereby,
(ii) issue a certificate or certificates for the shares, (iii) prepare a form of certificate for the shares in accordance with the above resolutions and (iv) provide for filing all necessary documentation with the Secretary of State for the State of Colorado, applicable state securities authorities and the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned, being the sole member of the Board of Directors, has hereunto set his hand effective as of the date first specified above.

/s/ Mark S. Pierce
------------------------
Mark S. Pierce, Director



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                                    EXHIBIT A

                 SERIES A: REDEEMABLE PREFERRED STOCK PROVISIONS

The Series A: Redeemable Preferred Stock (the Preferred Stock or the Series A Preferred Stock) shall consist of one (1) series of Seventy Thousand (70,000) shares of the preferred stock of CBQ, Inc., (Company), with each share to be identical to every other in all respects. The following sets forth the provisions of the Series A Preferred Stock.

Part 1: Dividends: The holders of the issued and outstanding Preferred Stock shall not be entitled to receive dividends.

Part 2: Conversion: The holders of the Preferred Stock shall have no conversion rights.

Part 3: Redemption: The Company shall have an elective and cumulative redemption right as follows: (1) from and after November 19, 1998, and up to and including November 18, 1999, the Company may redeem, at any time and from time to time, all or any portion of up to 7,000 preferred shares at a price of $10 per share;
(2) from and after November 19, 1999, and up to and including November 18, 2000, the Company may redeem, at any time and from time to time, all or any portion of
(y) the preferred shares not redeemed under (1) and (z) up to an additional 14,000 preferred shares at a price of $11.00 per share; (3) from and after November 19, 2000, and up to and including November 18, 2001, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1) and (2) and (z) up to an additional 21,000 preferred shares at a price of $12.00 per share; (4) from and after November 19, 2001, and up to and including November 18, 2002, the Company may redeem, at any time and from time to time, all or any portion of (y) those preferred shares not redeemed under (1), (2) and (3) and (z) up to an additional 28,000 preferred shares at a price of $13.00 per share. In the event that the Company offers and sells its securities to the public through an offering registered with the Securities and Exchange Commission, the Company shall forthwith redeem the outstanding Preferred Stock not previously redeemed at a price per share of $10.00 per share until November 18, 1999, $11.00 per share until November 18, 2000, $12.00 per share until November 18, 2001 and $13.00 per share until and after November 18, 2002.

Part 4: Liquidation: The Preferred Stock shall not be entitled to preferential liquidation rights over any other class or series of stock previously or which may subsequently be issued by the Company.

Part 5: Sinking Fund: The Preferred Stock shall not be entitled to the establishment of any sinking fund for any purpose.

Part 6: Voting Rights:  The Preferred Stock shall have no voting rights.

Part 7: Additional Provisions: In the event that the Company shall offer and sell at any time on a private, non-registered basis during which any shares of Preferred Stock remain outstanding any share of common stock of the Company at a price of less than $5.00 per share, the Company shall forthwith grant to the holder(s) of any then outstanding shares of Preferred Stock a warrant allowing said holder(s) to acquire from the Company one (1) share of common stock for each ten shares of common stock issued and sold. The warrant shall be exercisable for a period of one (1) year after grant at the price for which the shares of common stock causing the imposition of this provision were issued and sold.